EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for March 2011

WHITE PLAINS, N.Y., March 21, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its March newsletter today.

Springing Forward

Despite very sad circumstances in Japan and current market conditions, Fifth Street remains optimistic. Mergers and acquisitions activity in the middle market continues to be very active, pricing in the middle market is stable and Fifth Street is one of only a few firms that can provide a variety of flexible financing solutions, including one-stop. Meanwhile, banks, while lending much more aggressively than last year, are focusing on safer asset protected credits, leaving much of the cash flow lending to alternative providers such as Fifth Street.

As we previously announced, we have already closed over $180 million of investments for the quarter ending March 31, 2011. We continue to see good deal flow in the $10-20 million EBITDA range and expect to originate loans at strong risk-adjusted returns. Many of our new loans have low or no floors on LIBOR, allowing us to benefit from a potential increase in rates later this year. Over 50% of our loans are floating and we anticipate that number may rise to 75% floating by year end. With $65.3 million of SBA debt expected to be fixed this week, we will have $138.3 million of total fixed rate debt outstanding. We are also looking at ways to further fix our borrowings in preparation for an anticipated rise in LIBOR. Our strong loan growth and lowered cost of capital from our re-negotiated credit facilities should provide ample support for our dividend with potential upside should rates increase.

We continue to take a disciplined, proactive portfolio management approach in connection with our category 3, 4 and 5 rated securities. We have ramped up our portfolio monitoring systems and have broadened our institutional platform, and we expect to be well-prepared for the next down cycle whenever it may come. In addition, with over 85% of our loans in first lien secured investments, we believe we have one of the safest portfolios in our space. We anticipate continuing to operate with prudent leverage and we believe we will climb towards our target leverage ratio of 0.6x during the year.

This month, we unveiled a new website with new functionalities and features which will further enhance Fifth Street's brand. We encourage you to visit our re-designed website at www.fifthstreetfinance.com.

Fifth Street continues to benefit from its size, access to capital and branded presence in the market. We expect to continue to gain market share in the middle market, especially in the area of unitranche and one-stop solutions for private equity sponsors.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Fifth Street Finance Corp.
         Stacey Thorne, Executive Director, Investor Relations
         (914) 286-6811
         stacey@fifthstreetfinance.com